SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                      AMERICAN HOME PRODUCTS CORPORATION
       -----------------------------------------------------------------
            (Exact name of registrant as specified in its charter)



               Delaware                                 13-2526821
     --------------------------------              ---------------------
     (State of incorporation or                        (IRS Employer
            organization)                           Identification No.)



     Five Giralda Farms, Madison, NJ                       07940
     --------------------------------              --------------------
     (Address of principal executive                    (Zip Code)
               offices)


          Securities to be registered pursuant to Section 12(b) of the Act:

 Title of each class                       Name on each exchange on which
 to be so registered                       each class is to be so registered
 -------------------                       ---------------------------------

Series A Preferred Stock Purchase Rights   New York Stock Exchange


    Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.  Description of Registrant's Securities to be Registered.

     In connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 3, 1999, among American Home Products Corporation ("AHP"), Wolverine Sub Corp. and Warner-Lambert Company ("Warner-Lambert"), AHP and ChaseMellon Shareholder Services, L.L.C (the "Rights Agent") entered into an amendment to the Rights Agreement dated as of November 3, 1999 (the "Amendment to Rights Agreement") amending the Rights Agreement, dated as of October 13, 1999, between AHP and the Rights Agent (the "Rights Agreement") in order to, among other things, amend (a) Section 1 of the Rights Agreement to provide that neither Warner-Lambert nor any of its Affiliates or Associates (each, as defined in the Rights Agreement) will become an Acquiring Person (as defined in the Rights Agreement) solely by reason of the approval, execution, delivery or performance of the Merger Agreement, the Company Stock Option Agreement (as defined in the Amendment to Rights Agreement) or the consummation of the Merger (as defined in the Amendment to Rights Agreement); (b) Section 1 of the Rights Agreement to provide that the Shares Acquisition Date (as defined in the Rights Agreement) shall not be deemed to have occurred solely as a result of the approval, execution, delivery or performance of the Merger Agreement, the Company Stock Option Agreement or the consummation of the Merger; (c) Section 3(a) of the Rights Agreement to provide that a Distribution Date shall not be deemed to have occurred solely as a result of the approval, execution, delivery or performance of the Merger Agreement, the Company Stock Option Agreement or the consummation of the Merger; and (d) Section 7(a) of the Rights Agreement to insert "or (iv) the Effective Time of the Merger" after the existing clause (iii).

     A copy of the Amendment to Rights Agreement is attached hereto as
Exhibit 4.3 and is incorporated herein by reference. The foregoing description of the Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment to Rights Agreement.

Item 2.  Exhibits.

     4.3 Amendment to Rights Agreement, dated as of November 3, 1999, between American Home Products Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.









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

          Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  November 18, 1999

                                  AMERICAN HOME PRODUCTS CORPORATION

                                  By:   /s/ Gerald A. Jibilian
                                       -------------------------------------
                                       Name:  Gerald A. Jibilian
                                       Title:  Vice President































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

                                 EXHIBIT LIST

4.3 Amendment to Rights Agreement, dated as of November 3, 1999, between American Home Products Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.










































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